EXHIBIT 10.2


December 13, 2002

Gary McGee
President
Whip Industries, Inc.
7711 Wyatt Dr.
Ft Worth, TX  76108

Dear Gary,

We look forward to a long and mutually beneficial relationship with Whip. As we discussed, there are some details that need to be committed to paper. This document, signed by both Whitco and Whip, serves as an agreement between our companies as to the ongoing nature of our relationship and any restrictions that may apply during and after the relationship.

Whitco agrees to utilize Whip as a primary supplier of manufacturing for painted poles, as long as service, quality and price requirements are met. We anticipate the monthly volume of poles manufactured by Whip to be 300 to 800 per month, in a variety of sizes and types. As the relationship matures it is possible, but in no way guaranteed, that the number of poles per month could grow substantially.

Effective immediately, Whip agrees not to manufacture lighting pole products for any customer other than Whitco for a period extending from today to one year beyond the time that Whip no longer manufactures for Whitco. In addition, effective immediately and for a period extending one year beyond the time that Whip no longer manufactures for Whitco, Whip will not enter into the sales, marketing, manufacturing or engineering of lighting pole products into any market. Whitco agrees not to enter into, in any way, non-pole markets served by Whip.

Whip agrees to treat all communication and information regarding sales volume, cost, pricing, engineering data, markets, etc. as confidential, in perpetuity. Whip senior management accepts responsibility for this confidentiality for all
Whip employees.   In like fashion, Whitco agrees to the same confidentiality restrictions regarding Whip.

Whitco reserves the right to restrict suppliers to Whip, as they relate to pole production, regarding the suppliers' possible relationships with other pole companies. In particular, Whitco insists that Whip not use a painter who paints poles for other companies. We would like a copy of a restrictive document between Whip and your painter(s) as soon as possible.

If Whitco chooses to end the relationship Whitco agrees to purchase existing raw and work in process inventory relating to poles from Whip. The price Whitco pays for the inventory will be the price Whip paid plus reasonable manufacturing costs incurred, if any. No warehousing fees will be applicable.


Signed:

/s/ Henry Glover                                   12-13-02
----------------------------                 -------------------
Henry Glover
Whitco Company, LLP



                                       Date:
/s/ Gary McGee                                       12-13-02
---------------------------                 --------------------
Gary McGee
Whip Industries, Inc.